Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of November 6, 2003, between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, NY  11803 (together with its successors and assigns permitted under this Agreement, the “Company”), and Carl Caruso, who resides at 5 Flamingo Drive, Smithtown, NY 11787 (the “Employee”).

W I T N E S S E T H

WHEREAS,  the Company and the Employee are parties to an employment agreement dated February 5, 1997,  the terms of which were amended on November 17, 1998 and November 18, 1999;

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement amending and restating all prior agreements between the Company and the Employee and setting forth the obligations and duties of both the Company and the Employee (this “Agreement”); and

WHEREAS, the Company wishes to assure itself of the continued services of the Employee for the period hereinafter provided, and the Employee is willing to be employed by the Company for said period, upon the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee (individually a “Party” and together the “Parties”) agree as follows:

1.  DEFINITIONS.

(a)  “Base Salary” shall mean the annual salary to which the Employee is entitled pursuant to Section 3 below.

(b)  “Beneficiary” shall mean the person or persons named by the Employee pursuant to Section 21 below or, in the event that no such person is named or survives the Employee, his estate.

(c)  “Board” shall mean the Board of Directors of the Company.

(d)  “Bonus” shall mean any bonus to which the Employee is entitled pursuant to Section 4 below.

(e)  “Cause” shall mean:

(i)  the Employee’s conviction of a felony involving moral turpitude,

(ii)  the Employee’s willful gross misconduct in carrying out his duties under this Agreement, or

(iii)  a breach by the Employee of the provisions of Section 9 or Section 10 below.

(f)  “Change in Control” shall mean:

(i)  a change in control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”);

(ii)  if during the Term of Employment any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or any person who on the date of this Agreement is a director or officer of the Company, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% of the voting power of the Company’s then outstanding securities; or

(iii)  if during the Term of Employment individuals who at the beginning of such period constitute the Board cease for any reason other than death, disability or retirement to constitute at least a majority thereof.

(g)  “Compensation Committee” shall mean the Compensation Committee of the Board.

(h)  “Disability” shall mean the illness or other mental or physical disability of the Employee resulting in his failure to perform substantially his duties under this Agreement for a period of six or more consecutive months or an aggregate of nine months in any 12-month period.

(i)  “Fiscal Year” shall mean the fiscal year of the Company, which is the 12-month period beginning each July 1 and ending on the next succeeding June 30.

(j)  “Good Reason” shall mean:

(i)  reduction in the Employee’s Base Salary,

(ii)  the loss by the Employee of his position,

(iii)  a significant diminution of the Employee’s duties or responsibilities or the assignment to him of duties or responsibilities inconsistent with his position,

(iv)  a material reduction in any plan or program of the Company in which the Employee participates unless such reduction affects the senior management of the Company generally, or

(v)  the Employee must, in carrying out his duties and responsibilities under this Agreement, spend significant time outside Long Island or New York City.

(k)  “Spouse” shall mean, during the Term of Employment, the woman who as of the relevant date is legally married to the Employee.

(l)  “Term of Employment” or “Term”  shall mean the period specified in Section 2(b) below.

2.  TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

(a)  Employment of Employee.  The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, in the position and with the duties and responsibilities set forth below, and upon such other terms and conditions as are hereinafter stated.

(b)  Term of Employment.  The Term of Employment shall commence on the date above written, and shall terminate on the third anniversary subsequent to said date and, unless either Party gives six (6) months prior written notice to the other that it does not want the Term to continue, the Term of Employment shall thereafter automatically extend for successive periods of one year.

(c)  Title and Duties.  Until the date of termination of his employment hereunder, the Employee shall be employed as an executive officer of the Company.  If the Board so requests, the Employee shall serve as a member of the board of a subsidiary or affiliate of the Company.

(d)  Time and Effort.  The Employee agrees to devote his full business time and attention and his best efforts and abilities to the affairs of the Company.  Nothing shall preclude the Employee from (i) serving on the boards of a reasonable number of other corporations, trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided, however, that such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2(c) above.

3.  BASE SALARY.

(a)  The Employee shall receive from the Company an initial annual Base Salary, payable in accordance with the regular payroll practices of the Company, of $238,139.  During the Term of Employment, the Compensation Committee shall review the Base Salary no less often than annually for increase as of each July 1 beginning with July 1, 2004; provided, however, that increases shall not be less than the increases in the Consumer Price Index for the New York and Northeastern New Jersey Region,

as published by the United States Department of Labor, Bureau of Labor Statistics using June 2003 as the basedate, determined and payable as provided in Section 3(b) below.

(b) The cost-of-living adjustment (COLA) with respect to the Employee’s Base Salary shall be made annually as follows:

The first calculation shall be made on or before September 1, 2004, with respect to the period July 1, 2003 through June 30, 2004 with a lump-sum payment for the COLA being made as soon as practicable.  The same procedure shall be followed each year thereafter with respect to the period commencing the July 1 of the preceding year through June 30 of the year in which the calculation is being made.  If the Employee’s employment shall terminate during any annual period referred to in this Section 3(b), then the cost-of-living increment provided for herein shall be prorated accordingly.

4.  BONUSES.

During the Term of Employment, the Company may pay the Employee bonuses as determined by the Board.

5.  STOCK OPTIONS.

During the Term of Employment, the Employee shall be eligible to receive stock option grants and similar awards under existing and future plans or programs of the Company adopted and administered by the Compensation Committee and approved by shareholders.

6.  EXPENSES AND EXPENSE REIMBURSEMENT.

During the Term of Employment, the Employee shall be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be required by Company policy. In addition, Employee shall be entitled to a car allowance in the amount of $1,150 per month.

7.  EMPLOYEE BENEFIT PLANS AND PROGRAMS.

The Employee shall participate in all employee benefit plans and programs for which he is eligible and which are made available to the Company’s executive officers and other employees generally, as such plans or programs may be in effect from time to time, excluding the Company’s Supplemental Executive Retirement Plan but including, without limitation, pension and other retirement plan, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), vacations, holidays and any other employee benefit plans or programs that may be sponsored by the

Company from time to time, including any plans that supplement the foregoing types of plans, whether funded or unfunded.

8.  TERMINATION OF EMPLOYMENT.

(a)  General.  Except as otherwise provided in this Agreement, in the event of termination of the Employee’s employment under this Agreement, he, his dependents or his Beneficiary, as may be the case, shall be entitled to receive benefits under the Company’s employee benefit plans described in Section 7 above, in accordance with the applicable terms and conditions of each plan, and reimbursement of any business expenses incurred by the Employee but not yet paid to him.

(b)  Termination Due to Death.  In the event that the Employee’s employment is terminated due to his death, his Beneficiary shall be entitled to the sum of (i) 50% of the Employee’s annual Base Salary, at the rate in effect on the date of his death, for the greater of (A) the balance of the Term of Employment at the time of such termination or (B) one year; and (ii) any Bonus previously awarded but not yet paid to him, payable in accordance with the Company’s regular payroll practices.

(c)  Termination Due to Disability.  In the event of Disability, the Company or the Employee may terminate the Employee’s employment.  If the Employee’s employment is terminated due to Disability, he shall be entitled to the benefits described in 8(b) above.

(d)  Termination by the Company for Cause.  In the event that the Employee’s employment is terminated for Cause, he shall be entitled to:

(i)  his Base Salary through the date of termination of his employment for Cause, and

(ii)  any Bonus awarded but not yet paid to him.

The Employee shall be permitted to respond and defend himself before the Board or a committee thereof within a reasonable time after written notification of any proposed termination of his employment for Cause under clauses (ii) and (iii) of Section 1(e) above.

(e)  Termination Without Cause.

(i)  Termination Without Cause shall mean:

(A)  termination of the Employee’s employment by the Company other than due to death or Disability or for Cause, or

(B)  termination by the Employee for Good Reason.

(ii)  The Employee may not terminate his employment for Good Reason unless:

(A)  he has delivered a written notice to the Board within 12 months of his having actual knowledge of one of the events, described in Section 1(j) above, providing a basis for Good Reason, stating which one of those events has occurred;

(B)  within 30 days of the delivery of the notice, the Company has not remedied such event and provided him with a written notice of such remedy, and

(C)  in the event the Company has not remedied such event as provided in clause (B) above, the Employee notifies the Company in writing that he is terminating his employment.  The failure of the Employee to terminate for Good Reason as to any one event described in Section 1(j) above shall not affect his entitlement to terminate for Good Reason as to any other such event.

(iii)  In the event of Termination Without Cause, the Employee shall be entitled to receive any Bonus awarded but not yet paid to him, and, for the greater of (x) remainder of the Term of Employment at the time of termination or (y) one year:

(A)  Base Salary at the rate in effect on the date of his termination, and

(B) benefits under any employee benefit plans of the Company in which he participated or, as to any plans in which his continued participation is precluded, the after-tax cost to the Employee of equivalent benefits.

(f)  Termination Following Change in Control.  In the event there shall be a Change in Control of the Company or of any person directly or indirectly presently controlling the Company, the Employee may, within six months of his becoming aware of such event, terminate his employment with the Company.  Upon such termination, the Employee shall receive immediately in a lump sum an amount equal to three times the sum of (i) his annual Base Salary and (ii) the amount of any Bonus payable to him for the last completed fiscal year less $100, but in no event an amount greater than is deductible under Section 280G of the Internal Revenue Code of 1986, as amended, such amount to be determined by the Company’s independent auditors.

(g)  Voluntary Termination by the Employee.  The Employee shall have the right, upon 90 days’ written notice to the Company, voluntarily to terminate his employment, in which event the Employee’s entitlements shall be the same as if he had been terminated by the Company for Cause, as provided in Section 8(d) above.

(h) Termination Due to Non-Renewal. In the event that the Employee’s employment is terminated due to non-renewal by the Company in accordance with Section 2(b) hereof, the Employee shall be entitled to receive an amount equal to his base salary for a twelve (12) month period payable in accordance with the normal payroll practices of the Company.

(i)  No Mitigation;  No Offset.  In the event of termination of the Employee’s employment under this Section 8, he shall be under no obligation to seek other employment or to offset or repay any amounts that he receives under this Agreement by any payments that he receives from a subsequent employer.

(i)  Nature of Payments.  Any amounts due under this Section 8 are in the nature of severance payments or liquidated damages or both, and shall fully compensate the Employee and his dependents or Beneficiary, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of the Employee’s employment, and they are not in the nature of a penalty.

9.  CONFIDENTIAL INFORMATION.

(a)   The Employee understands and hereby acknowledges that as a result of his employment with the Company he will necessarily become informed of and have access to certain valuable and confidential information of the Company and any of its subsidiaries, joint ventures or affiliates, including without limitation inventions, trade secrets, technical information, know-how, plans, specifications, and identity of customers and suppliers, and that such information even though it may be developed or otherwise acquired by the Employee is the exclusive property of the Company to be held by the Employee in trust and solely for the Company’s benefit.  Accordingly, the Employee hereby agrees that he shall not at any time either during or subsequent to his employment hereunder use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any of the Company’s confidential information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company or who have a need for such information for purposes in the interest of the Company and except for such information that legally and legitimately is or becomes of general public knowledge from authorized sources other than the Employee.

(b)  Upon the termination of his employment with the Company for any reason whatsoever, the Employee shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials including without limitation those of a secret or confidential nature relating to the Company’s business that are in the Employee’s possession or control.

10.   COVENANT NOT TO COMPETE.

The Employee agrees that during the Term and for a period of two (2) years after termination of his employment with the Company for any reason, he shall not, within 50 miles of any location at which the Company, at the time of his termination of employment, is conducting its business (or in such smaller area or for such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of the Employee), directly or indirectly:

(a)  engage in a competitive line of business to that carried on by the Company either for his own account or with or for anyone else,

(b)  solicit or attempt to solicit business of any customers of the Company or products or services the same or similar to those offered, sold, produced or under development by the Company,

(c)  otherwise divert or attempt to divert from the Company any business whatsoever,

(d)  solicit or attempt to solicit for any business endeavor any employee of the Company,

(e)  interfere with any business relationship between the Company and any other person, or

(f)  render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person that is so engaged.

Notwithstanding anything to the contrary in this Section 10, the provisions hereof shall not prevent the Employee from purchasing or owning up to 5% of the voting securities of any corporation the stock of which is publicly traded.

For the purposes of this Section 10, “Company” shall mean Aeroflex Incorporated, its subsidiaries and affiliates.

11.  INJUNCTIVE RELIEF.

The Parties specifically agree that any breach of any of the provisions of Section 9 or Section 10 above shall constitute a material breach of this Agreement.  In the event of a breach or threatened breach by the Employee of any of the provisions of Section 9 or Section 10 of this Agreement, the Company shall be entitled to pursue any remedies available to the Company at law or in equity, including, but not limited to, injunctive relief.

12.  WITHHOLDING TAXES.

All payments to the Employee or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law.  If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due the Employee or his Beneficiary.  In the event that all cash payments due the Employee are insufficient to provide the required amount of such withholding taxes, the Employee or his Beneficiary, within five (5) days after written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due the Employee or his Beneficiary.

13.  INDEMNIFICATION.

The Company agrees to indemnify the Employee to the fullest extent permitted by applicable law consistent with the Company’s Certificate of Incorporation and By-Laws as in effect on the effective date of this Agreement with respect to any action or failure to act on his part while he was an officer, director and/or employee (a) of the Company or any subsidiary thereof or (b) of any other entity if his service with such entity was at the request of the Company.  This provision shall survive the termination of this Agreement.

14.  EFFECT OF AGREEMENT ON OTHER BENEFITS.

The existence of this Agreement shall not prohibit or restrict the Employee’s entitlement to participate fully in the Employee compensation, employee benefit and other plans or programs of the Company in which senior Employees are eligible to participate.

15.  ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Employee) and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (a) a merger or consolidation in which the Company is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.  No obligations of the Employee under this Agreement may be assigned or transferred by the Employee.

16.  REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his, as the case may be, obligations under this Agreement will not violate any agreement between such Party and any other person, firm or organization.

17.  ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. This Agreement supercedes all prior agreements between the parties related to the subject matter hereof.

18.  AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Employee and an authorized officer of the Company other than the Employee.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the Employee or an authorized officer of the Company other than the Employee, as the case may be.

19.  SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.  SURVIVORSHIP.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Employee’s employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

21.  BENEFICIARIES/REFERENCES.

The Employee shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee’s death by giving the Company written notice thereof.  In the event of the Employee’s death or of a judicial determination of his incompetence, reference in this Agreement to the

Employee shall be deemed to refer to his beneficiary, and if the Employee shall not have designated a beneficiary, his Spouse.

22.  GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

23.  RESOLUTION OF DISPUTES.

(a)  Any disputes arising under or in connection with this Agreement shall be resolved by litigation in a court of competent jurisdiction in the State of New York.

(b)  Each party shall bear its own costs, fees and expenses, including attorneys’ fees, of any action in connection with this Agreement.

(c)   Pending the outcome or resolution of any dispute, the Company shall continue payment of all amounts due the Employee under this Agreement without regard to any dispute.

24.     NOTICES.

 Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of.

If to the Company or the Board:

Aeroflex Incorporated

35 South Service Road

Plainview, NY  11803

Attention: Michael Gorin

FAX:  (516) 694-4823

If to the Employee:

Carl Caruso

5 Flamingo Drive

Smithtown, NY 11787

25.     HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26.    COUNTERPARTS.

This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Aeroflex Incorporated

Attest:	/s/ Charles Badlato	By:	/s/ Michael Gorin

/s/ Carl Caruso
Carl Caruso